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         AMENDED AND RESTATED CREDIT FACILITY AGREEMENT


     THIS AGREEMENT, dated as of the 29th day of April, 1998, by and among DRESDNER BANK LATEINAMERIKA AKTIENGESELLSCHAFT, Miami Agency, an International Bank Agency licensed by the State of Florida, (as the context requires, sometimes herein referred to as "Agent" and sometimes as a "Lender"); BANK LEUMI USA, a New York Banking Corporation; REPUBLIC NATIONAL BANK OF MIAMI, N.A., a National Banking Association; SUNTRUST BANK SOUTH FLORIDA, N.A., a National Banking Association; and ISRAEL DISCOUNT BANK LIMITED, Miami Agency, an International Bank Agency licensed by the State of Florida (each, herein referred to as a "Lender" and collectively, the "Lenders"), on the one part, and DYCOM INDUSTRIES, INC., a Florida Corporation (the "Borrower"), ANSCO & ASSOCIATES, INC. , a Florida Corporation; IVY H. SMITH COMPANY, a Florida Corporation; KOHLER
CONSTRUCTION COMPANY, INC., a Florida Corporation; SOUTHEASTERN ELECTRIC CONSTRUCTION, INC., A Florida Corporation; S.T.S. INC., a Florida Corporation; FIBER CABLE, INC., a Delaware Corporation; GLOBE COMMUNICATIONS, INC., a North Carolina Corporation; STAR CONSTRUCTION, INC., a Tennessee Corporation; TESINC, INC., an Arizona Corporation; COMMUNICATIONS CONSTRUCTION GROUP, INC., A Pennsylvania Corporation; INSTALLATION TECHNICIANS, INC., a Missouri Corporation; CABLECOM INC., a Delaware Corporation (each, a "Guarantor" and collectively, "Guarantors") on the other part;


                          WITNESSETH:

     WHEREAS, Borrower and certain of the Lenders are parties to a certain Credit Facility Agreement dated the 28th day of April, 1997, amended the 29th day of October, 1997, extending credit to Borrower in a total amount not to exceed THIRTY FIVE MILLION AND 00/100 DOLLARS ($35,000,000.00) (the
"Original Facility");  and

     WHEREAS, Borrower has requested that the Lenders amend and restate the Original Facility to extend additional credit to it in an amount of FIFTY MILLION US DOLLARS ($50,000,000.00) for credit in a total amount not to exceed EIGHTY FIVE MILLION AND 00/100 DOLLARS ($85,000,000.00) (the "Amended Facility"), and the Lenders are willing to do so upon the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises, the parties hereby agree to amend and restate the Original Facility Agreement, adding additional parties, and increasing the facility amount in and restate the Original Facility Agreement as follows:

                         I. DEFINITIONS

     1.01 "Banking Day" shall mean any day in which banks operating in the City of Miami,

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City of New York, and the City of London are open for business or are not required to be closed. A "London Banking Day" shall mean any day in which Banks operating in the City of London are open for business or are not required to close.

     1.02 "Closing Date" shall mean April 29, 1998, and "Closing" shall mean the acts scheduled to take place on the Closing Date in the State of Texas at a place to be designated by the Agent.

     1.03 "Collateral Documents" shall mean the documents granting the security interest in the Collateral specified in Paragraph 4.01, below.

     1.04 "Guarantor or Guarantors,-" where the context so requires, shall mean, one or more of the following corporations, all of which are wholly owned subsidiaries of Borrower:

     ANSCO & ASSOCIATES, INC. , a Florida Corporation;
     IVY H. SMITH COMPANY, a Florida Corporation;
     KOHLER CONSTRUCTION COMPANY, INC., a Florida Corporation;
     SOUTHEASTERN ELECTRIC CONSTRUCTION, INC., A Florida Corporation; S.T.S. INC., a Florida Corporation;
     FIBER CABLE, INC., a Delaware Corporation;
     GLOBE COMMUNICATIONS, INC., a North Carolina Corporation;
     STAR CONSTRUCTION, INC., a Tennessee Corporation;
     TESINC, INC., an Arizona Corporation;
     COMMUNICATIONS CONSTRUCTION GROUP, INC., A Pennsylvania Corporation INSTALLATION TECHNICIANS, INC., a Missouri Corporation
     CABLECOM INC., a Delaware Corporation

each of which shall execute a guarantee of the Indebtedness of the Borrower to the Lenders (the "Guarantees").

     1.05 "Financial Statements" shall mean the Borrower's or, where appropriate, a Guarantor's, balance sheet, statements of income and related earnings, and statement of cash flows of the Borrower or, where appropriate, a Guarantor, heretofore delivered, or to be delivered, under the terms of this Agreement, to Lenders.

     1.06 "Indebtedness" shall mean all items of indebtedness, obligation or liability, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, including, without limitation:

          (A) all indebtedness guaranteed, directly or indirectly, in any manner, or endorsed (other than for collection or deposit in the ordinary course of business) or discounted with recourse;

          (B) all indebtedness in effect guaranteed, directly or indirectly, through agreements, contingent or otherwise: (1) to purchase such indebtedness; or (2) to purchase, sell or lease (as lessee or lessor) property, products, materials or supplies or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to insure the owner of the indebtedness against loss; or (3) to supply funds to or in any other manner invest in the debtor;

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          (C)  all indebtedness secured by (or for which the holder of such indebtedness has a right, contingent or otherwise, to be secured by) any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance on property owned or acquired subject thereto, whether or not the liabilities secured thereby have been assumed; and

          (D) all indebtedness incurred as the lessee of goods or services under leases that, in accordance with generally accepted accounting principles, should not be reflected on the lessee's balance sheet.

     1.07 "LIBOR" shall mean, in relation to any relevant sum and any relevant period, the rate determined by Agent to be the arithmetic mean (rounded up if necessary to the nearest integral multiple of 1/16%) of the respective rates shown on the Reuters Monitor Screen as being the rate per annum at which Dollar deposits are offered for a period equal or comparable to such period or, if there is no period equal, the period which is closest in length to such period at or about 11:00 a.m. (London time) on the second London Banking Day before the first day of such period; for this purpose "Reuters Monitor Screen" means the display designated as page "LIBO" on the Reuters Monitor system or such other page as may replace page "LIBO" on that system for the purpose of displaying offered rates for Dollar deposits.

If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) in either case made subsequent to the date hereof, there shall be any increase in the cost to any Lender of agreeing to make or of making, funding or maintaining LIBOR based advances, then the Borrower shall from time to time, upon demand by any Lender (with a copy of such demand to Agent), pay to such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost and calculating such amount in reasonable detail, submitted to the Borrower by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) made subsequent to the date hereof affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend or to issue Standby Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of the Standby Letters of Credit (or similar contingent obligations), then, upon demand by such Lender (with a copy of such demand to Agent), the Borrower shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment to lend or to issue Standby Letters of Credit hereunder or to the issuance or maintenance of any Standby Letters of Credit. A certificate as to the amount of such increased cost and calculating such amount in reasonable detail, submitted to the Borrower by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

Notwithstanding any other provision of this Credit Facility Agreement, if the introduction of or any

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change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender to perform its obligations hereunder to make LIBOR based advances or to continue to fund or maintain LIBOR advances hereunder, then, on notice thereof, and demand therefor by such Lender to the Borrower, (i) each LIBOR based advance will automatically, upon such demand by the Lender, convert into an advance based on the Prime Rate such advance would have been charged under had it been a Prime Rate advance originally, and (ii) the obligation of the Lenders to make additional LIBOR based advances shall be suspended until the Lenders notify the Borrower that they have determined that the circumstances causing such suspension no longer exist.

     1.08 "Loan" shall mean an advance in accordance with Paragraphs 2.01, 2.02, 2.03 and 2.04, below.

     1.09  "Majority Lenders" shall mean Lenders whose aggregate
Participations in the outstanding Loans are at least Fifty One per cent (51%) of the outstanding Loans from time to time or, if no Loan is outstanding, of the commitments of such Participations.

     1.10 "Material Adverse Effect" shall mean (a) a materially adverse effect on the assets, business, operations, properties or condition (financial or otherwise) of Borrower and the Guarantors, taken as a whole,
(b) an impairment of the ability of the Borrower or the Guarantors to perform any of their respective obligations hereunder or under the Notes, the Guaranties or the Security Agreements or (c) an impairment of the validity or enforceability of, or an impairment of the rights, remedies or benefits available to the Lenders under this Amended Facility or the Notes, Guaranties or the Security Agreements or (d) any significant diminution of the amount which the Lenders would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of any of the Collateral.

     1.11 "Note or Notes" shall mean one or all of the notes identified in Paragraphs 2.01, 2.02, 2.03 or 2.04, below.

     1.12  "Obligations" shall mean the obligations of the Borrower:

          (A) to pay the principal of and interest on the Notes in accordance with the terms thereof and to satisfy all of the other liabilities to the Lenders, whether hereunder or otherwise, whether now existing or hereafter incurred, matured or unmatured, direct or contingent, joint or several, including any extensions, modifications, renewals thereof and substitutions therefor;

          (B) to repay to the Lenders all amounts advanced by the Lenders hereunder or otherwise on behalf of the Borrower or any Guarantor including, without limitation, advances for principal or interest payments to prior secured parties, mortgagees, or lienors, or for taxes, levies, insurance, rent, repairs to or maintenance or storage of any of the Collateral; and

          (C) to reimburse the Lenders, on demand, for all of the Lenders' expenses and costs, including the reasonable fees and expenses of their respective counsel, in connection with the preparation, administration, amendment, modification or enforcement of this Agreement and the documents required hereunder including, without limitation, any proceedings brought or threatened

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to enforce payment of any of the obligations referred to in the foregoing sub-paragraphs (A) and (B).

     1.13 "Participation" shall mean, in relation to each Lender, in respect of any amount owing to the Lenders hereunder, the portion of that amount which is owing to that Lender and, in respect of a proposed Loan, the portion of that Loan which is to be made by that Lender.

     1.14 "Permitted Liens" shall mean:

          (A) Liens for taxes, assessments or similar charges incurred in the ordinary course of business that are not yet due and payable;

          (B) Liens of mechanics, materialmen, warehousemen, carriers or other like liens, securing obligations incurred in the ordinary course of business that are not yet due and payable; or

          (C)  Liens in favor of the Lenders pursuant to this Agreement.

     1.15 "Prime Rate" shall mean the rate published by The Wall Street Journal as the "Prime Rate" from time to time, which is purely a benchmark, and is not necessarily Lenders' best or lowest rate. The Prime Rate as applied to the credit facilities under this Agreement shall fluctuate with each and every change in the published Prime Rate.

     1.16 "Standby Letter(s) of Credit" shall mean any letter or letters of credit issued in favor of an insurance company, bonding company or customer of the Borrower and/or one or more of the Guarantors to stand in lieu of a retention or the posting of a bid, performance or completion bond in a construction contract.

     1.17 "Year 2000 Problem" shall mean any significant risk that computer hardware, software or equipment containing embedded microchips essential to the business or operations of the Borrower or any of the Guarantors will not, in the case of dates or time periods occurring after December 31, 1999, function at least as effectively and reliably as in the case of times or time periods occurring before January 1, 2000, including the making of accurate leap year calculations.

                   II. THE CREDIT FACILITIES

     2.01 The "A" Line of Credit. So long as no uncured default under this Agreement exists at the time a request for issuance is made, the "A" Line of Credit Facility (the "A" Line of Credit') shall be available, for a period of two (2) years from Closing up to a total aggregate of FIFTEEN
MILLION US DOLLARS ($15,000.000.00) for issuance of Standby Letters of Credit for the account of Borrower and/or any Guarantor, as follows:

          (A) General. Standby Letters of Credit requested under this sub-paragraph shall be upon written request by Borrower to Lenders ("Request for Standby"), stating the specific purpose of each such Standby Letter of Credit and the specific entity (whether Borrower or one or more of the Guarantors) for whose account said Standby Letter of Credit is to be issued and shall provide all information required for issuance, including names and addresses of all beneficiaries. Any such credits requested shall carry an expiry of not more than one year, shall be in good commercial form,

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payable against presentation of documents only, and incorporate only clear and concise terms and conditions for payment, without ambiguities. Any Standby Letters of Credit or advances outstanding under the "A" Line of Credit of the Original Facility at the closing of this Amended Facility shall be treated as issued under this "A" Line of Credit, with no change, however, in the expiry or terms of any such advances or Standby Letters of Credit.

          (B) Effect of Issuance. The issuance of any Standby Letters of Credit under the "A" Line of Credit shall reduce the availability of further credits by the face amount of same, unless and until the same expire.

          (C) Payment Under Letters of Credit. Any payments which Lenders are required to make under the terms of any Standby Letter of Credit shall be treated as cash advances under the "A" Line of Credit which shall be repaid to Lenders on or before the expiration date provided for under the relevant Standby Letter of Credit. Such payments shall likewise reduce the availability of the issuance of further Standby Letters of Credit in the amount of the same until and to the extent that such payments shall be repaid. Interest on the outstanding balance of such advances shall be payable monthly, in arrears.

          (D) Fees for Issuance of Standby Letters of Credit. Fees for issuance of Standby Letters of Credit shall be determined at the time a Request for Standby is submitted, according to Borrower's election, at either:

               (1) ninety (90) basis points per annum of face amount of the relevant Standby Letter of Credit, payable quarterly, in advance, at issuance and at the beginning of each quarter thereafter for so long as the relevant Standby Letter of Credit remains outstanding, together with any renewals thereof; or
               (2) seventy five (75) basis points per annum of the face amount of the relevant Standby Letter of Credit, in advance, at issuance.

          (E) Interest Rate on Payments Made Under Standby Letters of Credit. Interest on all payments made by Agent or Lenders pursuant to such Standby Letters of Credit shall be charged at the Prime Rate plus one per cent (1%) per annum from the date of payment until the repayment thereof.

          (F) Standby Letter of Credit Agreement. Borrower shall execute Agent's standard Letter of Credit Application/Agreement with respect to each Request for Standby under the "A" Line of Credit.

          (G) Manner of Participation in Letters. Notwithstanding any other term herein contained, Agent shall be the sole issuer of Standby Letters of Credit under the "A" Line of Credit on behalf of all of the Lenders. Upon notifications as provided for in Paragraphs 2.08 and 10.01, each Lender shall set up appropriate reserves on their respective books for the contingent liability to Agent represented by the issuance of any Standby Letter of Credit, and (except for Agent as Lender) shall issue its own standby letter of credit, in favor of Agent, in accordance with the

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respective Participations set forth in Paragraph 2.05.  Once Agent has been required to pay under the terms of a Standby Letter of Credit, each of the Lenders shall be required to fund or reimburse such payment to Agent.
Lenders agree to adjust their respective Participations, among themselves, in proportion to their interests, in advances and Standby Letters of Credit outstanding under the "A" Line of Credit of the Original Facility.

          (H) Note. The "A" Line of Credit shall be evidenced by a master promissory note (Note "A"), substantially in the form attached hereto as Exhibit "A".

     2.02 The "B" Line of Credit. So long as no uncured default under this Agreement exists at the time a request for borrowing is made hereunder, for a period of two (2) years from Closing, the "B" Line of Credit Facility (the
"B" Line of Credit') will be available on a revolving basis. During said term, the Borrower may borrow, pay, prepay and re-borrow, on a revolving basis, a total amount of up to a maximum of THIRTY MILLION US DOLLARS ($30,000,000.00) as follows:

          (A) General. The initial advance under the "B" Line of Credit shall be utilized for general working capital purposes of the Borrower and the Guarantors, and shall be drawn upon at Closing for the purpose of paying all the Borrower's and the Guarantors then existing Indebtedness under the "B" Line of Credit of the Original Facility. At Closing, Borrower shall elect the period of time for which the initial advance is requested, either thirty (30), sixty (60), ninety (90) or one hundred eighty (180) days and the rate of interest elected under the terms of Section 2.02 (C). From and after such initial advance, further advances requested under this sub-paragraph shall be upon written request made by Borrower (a "Request for Advance") stating the specific purpose of each advance, the specific entity (whether Borrower or one or more of the Guarantors) utilizing said advance, the period of time for which the advance is requested, either thirty (30), sixty (60), ninety (90) or one hundred eighty (180) days, and the rate of interest elected under the terms of Section 2.02 (C). Each Request for Advance under the "B" Line of Credit shall be for not less than Three Hundred Thousand US Dollars ($300,000.00) or for amounts greater than said minimum only in multiples of Fifty Thousand US Dollars ($50,000.00).

          (B) Repayment. Each advance under the "B" Line of Credit shall be repaid within the period of time specified in the relevant Request For Advance.

          (C) Interest Rate. Interest with respect to each advance under the "B" Line of Credit shall accrue and be paid on the unpaid principal balance from time to time outstanding at one of the following rates elected by Borrower in the relevant Request for Advance:

               (1) the thirty (30), sixty (60), ninety (90) or one hundred eighty (180) day LIBOR rate effective on the date of such advance, according to the term for which the relevant advance is requested, plus one and one-half per cent (1.5%) per annum; or

               (2) the Prime Rate minus one per cent (1%) per annum, to change with each change in the Prime Rate.

Interest at the foregoing rate(s) shall be computed on the basis of a 360-day year for the actual

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number of days elapsed (i.e., 1/360 of a full year's interest shall accrue for each day any Loan is outstanding) and shall be due quarterly (or, if earlier, at maturity) and payable in arrears. Said interest rate shall never exceed the maximum rate allowed, from time to time, by law. All principal and any unpaid interest on all such advances shall be due and payable one year from the date of this Agreement.

          (D) Facility Fee. A facility fee of Thirty Thousand US Dollars ($30,000.00) shall be due and payable to the Lenders on the "B" Line of Credit at Closing.

          (E) Note. The "B" Line of Credit shall be evidenced by a master promissory note (Note "B"), substantially in the form attached hereto as Exhibit "B".

     2.03 The "C" Term Loan. Upon delivery of this Agreement and fulfillment of the conditions precedent as set forth herein, Lenders agree to fund a term loan (the "C" Term Loan') for the amount of FIFTEEN MILLION US DOLLARS ($15,000,000.00) as follows:

          (A) General. The "C" Term Loan shall be funded at Closing of this Agreement for the purpose of repaying all sums owing under the "C" Line of Credit under the Original Facility and the balance for general corporate purposes.

          (B) Repayment. The "C" Term Loan shall be repaid in twenty (20) equal consecutive quarterly principal installments of Seven Hundred Fifty Thousand ($750,000.00) each, commencing ninety (90) days from the Closing Date, with accrued interest to be paid with each installment of principal, the intent hereof that all principal of and interest on the "C" Term Loan shall be paid in full five (5) years from the Closing Date.

          (C) Interest Rate. Interest on the "C" Term Loan shall accrue at the Prime Rate in effect, from time to time, minus one-half per cent (.5%) per annum, to change with each change in such Prime Rate, provided, however, that such rate shall not exceed the maximum rate allowed, from time to time, by law.

          (D) Note. The "C" Term Loan shall be authenticated by a master promissory note (Note "C"), substantially in the form attached hereto as Exhibit "C".

     2.04 The "D" Line of Credit. So long as no uncured default under this Agreement exists at the time a request for borrowing is made hereunder, for a period of two (2) years from Closing, the "D" Line of Credit Facility (the "D" Line of Credit') will be available, on a revolving basis, for equipment acquisitions and small business purchases by Borrower or any Guarantor. During said term, the Borrower may borrow, pay, prepay and re-borrow, on a revolving basis, a total amount of up to a maximum limit of TWENTY FIVE MILLION US DOLLARS ($25,000,000.00), as follows:

          (A) General. The initial advance(s) under the "D" Line of Credit shall be for the purpose of paying any amounts outstanding under the "D" Line of Credit of the Original Facility, provided, however, that such initial advance(s) shall be repaid under the schedule(s) of remaining payments for amounts outstanding under the Original Facility. At Closing, Borrower shall elect the rate of interest elected under the terms of Section 2.04 (C). From and after the date of said initial

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advance, further advances requested under this sub-paragraph shall be upon written request made by Borrower (a "Request for Advance") stating the specific purpose of each advance, the specific entity (whether Borrower or one or more of the Guarantors) utilizing such advance, the specific equipment or business acquisition to be financed with such advance and the rate of interest elected under the terms of Section 2.04 (C). After the initial advance, each Request for Advance under the "D" Line of Credit shall be for not less than One Hundred Thousand US Dollars ($100,000.00) or for amounts greater than said minimum only in multiples of Fifty Thousand US Dollars ($50,000.00).

          (B) Repayment. Each advance under the "D" Line of Credit shall be repaid in the number of equal consecutive monthly installments elected by Borrower in the relevant Request for Advance, but not in excess of forty eight (48) such installments, beginning thirty (30) days from the date the advance is made. with the balance of principal and interest being due and payable on the date the last such installment is due, but, in the case where Borrower elects to pay in forty eight installments, not later than the twenty-seventh (27th) day after the due date for the forty-seventh
(47th) installment.

          (C) Interest Rate. Interest with respect to each advance under the "D" Line of Credit shall accrue and be paid on the unpaid principal balance of each Loan from time to time outstanding at one of the following rates elected by Borrower, in the relevant Request for Advance:

               (1) the thirty (30), sixty (60), ninety (90) or one-hundred eighty (180) day LIBOR Rate in effect from time to time, plus one and three quarters per cent (1.75%) per annum, to change every thirty (30), sixty (60), ninety (90) or one-hundred eighty (180) days, as appropriate, with each change in such rate; or

               (2) the Prime Rate in effect, from time to time, minus three quarters of one per cent (.75%) per annum, to change with each change in the Prime Rate.

Interest at the foregoing rate(s) shall be computed on the basis of a 360-day year for the actual number of days elapsed (i.e., 1/360 of a full year's interest shall accrue for each day any Loan is outstanding) and shall be due monthly (or, if earlier, at maturity) and payable in arrears. Said interest rate shall never exceed the maximum rate allowed, from time to time, by law.

          (D) Note. The "D" Line of Credit shall be evidenced by a master promissory note ("Note") substantially in the form attached hereto as Exhibit
 "D."
          (E) Additional Condition to Advance. Except for the initial advance and for advances under Paragraph 2.04(F), advances under the "D" Line of Credit shall not exceed 80% of verifiable cost for equipment financed thereunder. All such Requests for Advance under the "D" Line of Credit shall be accompanied by supplier's invoices and bills of lading for such equipment and all such equipment shall be subject, at acquisition, to the lien of the Collateral Documents.

          (F) Availability of Line for Business Acquisitions. Upon approval of Majority

Lenders, which approval shall be in the sole discretion of said Majority Lenders, the "D" Line of Credit shall also be available for acquisitions of stock and/or assets of small businesses by the Borrower. Any Request for Advance for such purpose shall be accompanied by all relevant financial and other data concerning such acquisition and shall be submitted to all Lenders, who shall have a period of thirty (30) days to consider such approval.

     2.05 Participations. Each Lender will participate in each Loan or advance in the proportion which its undrawn Commitment bears to the undrawn amount of the Amended Facility before such Loan or advance is made. It is understood and agreed that the initial Commitment hereunder with respect to each Lender is as follows:

    DRESDNER BANK LATEINAMERIKA
    AKTIENGESELLSCHAFT, Miami Agency                   $30,000,000.00
    BANK LEUMI USA                                      15,000,000.00
    REPUBLIC NATIONAL BANK OF MIAMI, N.A                15,000,000.00
    SUNTRUST BANK, SOUTH FLORIDA, N.A.                  15,000,000.00
    ISRAEL DISCOUNT BANK LIMITED, MIAMI AGENCY          10,000,000.00

     2.06 Lenders' Several Liability. The rights and obligations of the Lenders under this Agreement are several and accordingly:

          (A) the amount at any time owing hereunder by the Borrower to each Lender shall be a separate and independent debt and each Lender shall be entitled to protect and enforce its respective rights arising out of this Agreement;

          (B) the failure of any Lender to perform its obligations hereunder shall not relieve any other Lender, Agent, the Borrower or any Guarantor of any of its respective obligations, nor shall any Lender or Agent be responsible for the obligations of any other Lender or Agent.

     2.07 Conditions of Advances. Except with respect to payments under Standby Letters of Credit required to be made by Agent and funded or reimbursed by the Lenders and except for the portions of the Loans to be funded at Closing, the funding of each Loan under this Amended Facility is subject to the following additional conditions:

          (A) Any Request for Advance or Request for Standby shall be made, in writing, delivered to Agent, with a copy to each Lender:

                (1) with respect to any LIBOR based Loan or any Standby Letter of Credit, on the third (3rd) Banking Day before the date on which such Loan is to be funded or the Standby Letter of Credit is to be issued; or

                (2) with respect to a Prime Rate based Loan, not later than 12:00 noon, Miami time, on the second (2nd) Banking Day before the date on which such Loan is to be funded;

          (B) No Event of Default or prospective Event of Default shall have occurred or would, or would be likely to, occur as a result of the Loan being made;

          (C) All representations and warranties made by the Borrower in or in connection with this Agreement shall be true and correct as at the date on which the Loan is to be funded with reference to the facts and circumstances then existing;

          (D) not later than 10:30 A.M., Miami time, on the date on which the Loan is to be funded, Agent shall have received and found satisfactory such additional information, legal opinions and documents relating to the Borrower or any Guarantor or this Agreement or any Collateral
Document, as Agent may reasonably require as a result of circumstances arising or becoming known to Agent or the Lenders since the date of the previous funding of a Loan or, if no funding has been made, the date of this Agreement; and

          (E) All Requests for Advance made under this Agreement shall follow the form of Exhibit "E", attached hereto and made a part hereof.

     2.08 Notice to Participants. Borrower shall promptly notify Agent of each Request for Advance and each Request for Standby and shall forward a duplicate original thereof to each Lender. Subject to the provisions of this Agreement, each Lender shall make available its Participation in the relevant Loan to Agent.

     2.09 Request Irrevocable. A Request for Advance or a Request for Standby, once delivered to Agent, shall be irrevocable and the Borrower shall be bound to draw the Loan or accept the issuance of the Standby Letter of Credit in accordance therewith, except as otherwise provided in this Agreement. If, for any reason, a Loan is not drawn in accordance with a Request for Advance or a Requested Standby Letter of Credit is not issued, the Borrower shall, on demand, pay to Agent for the account of each Lender such amount (if any) as such Lender may certify to be necessary to compensate it for any loss or expense incurred in liquidating or redeploying funds arranged for the purpose of the proposed Loan not having been drawn or the proposed Standby Letter of Credit not having been issued in accordance with the Request for Advance or Request for Standby.

     2.10 Payment to the Lenders. All sums payable to the Lenders hereunder shall be paid to Agent for the account of the Lenders in immediately available funds, in lawful money of the United States of America. Agent shall send the Borrower statements for all amounts due hereunder, which statements shall be considered correct and conclusively binding on Borrower, unless Borrower notifies Agent to the contrary within fifteen (15) calendar days of its receipt of any statement which it deems to be incorrect. Alternatively, at their sole discretion, each of the Lenders may charge against any deposit account of Borrower, all or any part of any amounts due hereunder.

     2.11 Prepayment of Loans. Any Prime Rate based Loan may be pre-paid without penalty. In the event that Borrower prepays all or any part of any Loan with respect to which the LIBOR based rate of interest has been elected, then the rate of interest applicable to such Loan shall become the Prime Rate (to change with each change in such Prime Rate) and Borrower shall reimburse Lenders for costs incurred by them as a result of having funded such Loan as a LIBOR Rate based Loan, by paying Lenders the sum of $100.00 plus, in the event the LIBOR Rate on the date of prepayment is less than the LIBOR Rate effective for such Loan, a sum equal to the difference, on an annualized basis, between the LIBOR Rate effective for such Loan and the LIBOR Rate effective on the date of such prepayment times the amount of principal of such Loan for the remaining days between the date of prepayment and original maturity.


                   III. CONDITIONS PRECEDENT

The obligation of the Lenders to make the Loans hereunder is subject to the following conditions precedent:

     3.01 Documents Required for the Closing. At Closing, the Borrower shall have delivered the following executed documents to Agent, in such form as may be required by Agent:

          (A)  All of the Notes, dated as of the Closing Date;

          (B) Security agreements, financing statements, and such other documents, acceptable to Agent and Lenders' counsel, as may be called for under the applicable law to perfect or continue the perfection of, first and prior lien of the Lenders against the Collateral (the "Collateral
Documents");

          (C)  Guarantees, acceptable in form and content as agreed to by Agent;

          (D) Corporate Resolutions, and Incumbency Certificates from the Board of Directors of the Borrower authorizing the execution of this Agreement, the Notes, the Borrower's Collateral Documents and related documentation, in such form and content as may be required by Agent or their respective counsel;

          (E) Corporate Resolutions and Incumbency Certificates of the Boards of Directors and Shareholders' Resolutions from each of the Guarantors authorizing the execution of the Guarantees and each of the Guarantors' Collateral Documents;

          (F) Certificates of good standing and certified copies of the respective Articles of Incorporation and Bylaws of the Borrower and each Guarantor;

          (G) A written Opinion Letter from Borrower's counsel, in form and content acceptable to Agent and its respective counsel, containing legal opinions with respect to the Representations and Warranties set forth below and opining that:

               (1) Borrower and each Guarantor are corporations duly organized, validly existing and in good standing under the laws of their respective states of incorporation, are qualified to transact business and are in good standing in those states where the nature of their business or property owned by them require qualification;

               (2) The Borrower and each Guarantor has capacity (statutory and otherwise) and power to execute and deliver this Agreement, to borrow money hereunder, to grant the Collateral required hereunder, to execute and deliver the Notes, the Guarantees and the Collateral Documents, and to perform their obligations hereunder and thereunder; and

                (3) All corporate action by Borrower and each Guarantor and all consents and approvals of any persons necessary to the validity of this Agreement, the Notes, the Guarantees, the Collateral Documents, and each other document to be delivered hereunder has been duly obtained; this Agreement, the Notes, the Guarantees, the Collateral Documents, and such other documents executed in connection herewith, are enforceable in accordance with their respective terms and do not conflict with any provision of the charter or by-laws of the Borrower or any Guarantor or of any applicable laws or any other agreement binding the Borrower or any of the Guarantors or its or their respective property;

               (4) No legal or administrative proceedings exists or is threatened against Borrower or any Guarantor, which substantially adversely affect their respective conditions, financial or otherwise.

          (H) With respect to any advance required at Closing for a Loan upon which Borrower desires to elect a LIBOR based interest rate, Borrower shall have delivered notice of its election with respect thereto, not later than the second (2nd) Banking Day before Closing; and

          (I) Such other documentation as may reasonably be required by Agent or Lenders' counsel.

     3.02 Legal Matters. At the time of the Closing and of each subsequent disbursement, all legal matters incidental thereto shall be satisfactory to Agent's counsel, Messrs. Baker & McKenzie.


                    IV. COLLATERAL SECURITY

     4.01 Composition of the Collateral. Borrower and each Guarantor grants or confirms the prior grant to Lenders under the Original Credit Facility, as appropriate, security interests in the following property belonging to each of them (the "Collateral"):

          (A) All machinery, equipment, vehicles, vessels, aircraft, fixtures, appliances, furniture and other tangible assets, now owned or hereafter acquired and wherever located.

          (B) All inventory now owned or hereafter acquired and products and proceeds thereof.

          (C) All accounts, contract rights and accounts receivable, now or hereafter in existence and all proceeds thereof, and all returned or repossessed goods arising from or relating to any of the said accounts or rights.

          (D) All instruments, documents, chattel paper and general intangibles, now owned or hereafter acquired or arising.

          (E) All cash or non-cash proceeds of any of the foregoing, including insurance proceeds.

          (F) All ledger sheets, files, records, documents, and instruments (including, but not limited to, computer programs, tapes and related electronic data processing software) evidencing an interest or relating to the above.

          (G) All substitutes, and replacements for, accessions, attachments, and other additions to, and tools, parts, and equipment used in connection with any of the above.

Said security interest shall be evidenced by appropriate Security Agreements or amendments to Security Agreements executed in connection with the Original Facility in such form as may be required by law and shall be perfected, as required by Agent, in all appropriate jurisdictions. The Collateral, together with all of the Borrower's other property or the property of any Guarantor of any kind held by any of the Lenders, shall stand as one general, continuing collateral security for all Obligations, and such continuing security interest may be retained by the Lenders until all Obligations have been satisfied in full. All existing UCC-1 financing statements filed pursuant to the Original Credit Facility shall be amended to identify all of the Lenders under this Agreement and additional UCC-1 financing statements will be filed to perfect the security interests granted by any Guarantor under this Agreement who was not party to the Original Facility Agreement.

     4.02 Rights in Property Held by the Lenders. As security for the prompt satisfaction of all Obligations, the Borrower hereby assigns, transfers and sets over to the Lenders all of its right, title and interest in and to, and grants the Lenders a lien on and a security interest in, all amounts that may be owing from time to time by the Lenders to the Borrower in any capacity, including, but without limitation, any balance or share belonging to Borrower of any deposit or other account with the Lenders, which lien and security interest shall be independent of any right of set-off which any of the Lenders may have. The security interest shall be shared among the Lenders as agreed to by them.

     4.03 Priority of Liens. The foregoing liens shall be first and prior liens except for the Permitted Liens.

     4.04  Financing Statements.  The Borrower will:

          (A) Join and cause each Guarantor to join with the Lenders in executing such financing statements (including amendments thereto and continuation statements thereof), in form and content, satisfactory to Agent, as Agent may specify;

          (B) Pay or reimburse Agent for all costs and taxes of filing or recording the same in such public offices as the Agent may designate; and

          (C) Take such other steps as the Agent may direct, including the noting of the Lenders' lien on the Collateral and on any certificates of title therefor.

A carbon, photographic, or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed, in Lenders' sole discretion, in any appropriate office in lieu thereof.

However, to the extent lawful, the Borrower hereby appoints Agent and each Lender as its attorney-in-fact (without requiring the Agent or any Lender to act as such) to execute any financing statement in the name of the Borrower, and to perform all other acts that the Agent or such Lender deems appropriate to perfect and continue its security interest in, and to protect and preserve, the Collateral.

     4.05 Other Perfection of Security Interests. The Agent or the Lenders may elect not to perfect the security interests in all of the Collateral, including any such Collateral as may require perfection by registry upon title certificates (as in the case, in certain jurisdictions, of motor vehicle title certificates). The Agent and the Lenders, nevertheless, reserve the right, in their sole discretion, to require the perfection of such security interests in the future and Borrower agrees to cooperate with such perfection.

     4.06 Reservation of Right to Require Additional Collateral. In the event of the occurrence of an Event of Default under this Agreement, the Agent and the Lenders further reserve the right, but shall not have the obligation, to require that Borrower and any or all of the Guarantors grant additional collateral security for repayment of the Amended Facility including, but not limited to, mortgages, deeds of trust and other security interests in any and all real estate or other assets, (not included in the Collateral), owned or hereafter acquired by Borrower or any Guarantor.


               V. REPRESENTATIONS AND WARRANTIES

Borrower will make the following representations and warranties as of the Closing Date, and as of each month during the effectiveness of this Agreement and prior to disbursement of each Loan or issuance of a Standby Letter of Credit under this Agreement, and will provide Agent with a settlement sheet and a non-default certificate, signed by an authorized officer of the Borrower, stating that the same are true on the date of the Loan or issuance of a Standby Letter of Credit and that no Event of Default, as defined in Paragraph 7.01, below, has occurred as of such date:

     5.01 Organization. The Borrower and each Guarantor is a duly organized corporation validly existing under the laws of its respective state or country of incorporation, and has the necessary capacity (statutory and otherwise) and power to execute this Agreement and related loan documents.

     5.02 No Violations. The execution and performance of this Agreement does not violate any provisions of any existing indenture, contract or agreement to which the Borrower or any Guarantor is a party, or any provision of their respective certificates of incorporation or bylaws.

     5.03 Authorization. The execution, delivery and performance of this Agreement, the Collateral Documents, the Loans, the Guarantees, and the issuance of the Notes and other documents contemplated hereunder, have been duly authorized by all necessary corporate action.

     5.04  Financial Statements. The Financial Statements furnished to
Lenders were prepared in accordance with generally accepted principles and practices of accounting consistently applied, and fairly reflect the financial conditions of the Borrower and each Guarantor as of the date of such statements, and no materially adverse change has occurred since that date.

     5.05 Liens and Encumbrances. The properties and assets of the Borrower and of each Guarantor are not subject to any lien or encumbrance which is not permitted by this Agreement.

     5.06 Legal Proceedings. No legal or administrative proceedings exist or are threatened against the Borrower or any Guarantor, which will substantially adversely affect their respective conditions, financial or otherwise, and the Borrower and each Guarantor is in full compliance with the respective state, federal or national regulatory agencies with regulatory jurisdiction over its business.

     5.07 Taxes. Borrower and each of the Guarantors has paid all income, franchise and other taxes as they became due, and has established such reserves as reasonably believed to be adequate for such purposes.

     5.08 Adverse Contracts. Neither the Borrower nor any of the Guarantors are parties to any instrument which adversely affects its respective business, property or assets and none of them is in default under any existing contract.

     5.09 Intellectual Properties. Borrower and each Guarantor possesses all necessary patents, trademarks, trade names, copyrights and licenses necessary to conduct their respective businesses.

     5.10 Year 2000 Covenant. The Borrower has reviewed , or will expeditiously review its operations and those of the Guarantors with a view to assessing whether its businesses, or the businesses of any of the Guarantors, will be vulnerable to a Year 2000 Problem or will be vulnerable to the effects of a Year 2000 Problem suffered by any of the Borrower's or any of the Guarantor's major commercial counter-parties. The Borrower shall take all actions necessary and commit adequate resources to assure that its computer-based and other systems (and those of all Guarantors) are able to effectively process data, including dates before, on and after January 1, 2000, without experiencing any Year 2000 Problem that could cause a Material Adverse Effect. At the request of the Lenders, the Borrower will provide the Lenders with assurances and substantiations (including, but not limited to, the results of internal or external audit reports prepared in the ordinary course of business) reasonably acceptable to the Lenders as to the capability of the Borrower and the Guarantors to conduct its and their businesses and operations before, on and after January 1, 2000 without experiencing a Year 2000 Problem causing a Material Adverse Effect.
The Borrower represents and warrants that it has a reasonable basis to believe that no Year 2000 Problem will cause a Material Adverse Effect.

                 VI. THE BORROWER'S COVENANTS.

The Borrower, and each of the Guarantors, either jointly or severally, hereby covenants and agrees with the Lenders that, so long as any of the Obligations remain unsatisfied, it will comply with the following covenants:

     6.01 Affirmative Covenants. During the term of the Loan, Borrower (and, if applicable, the Guarantors) will:

          (A) Maintain and cause each of the Guarantors to maintain its corporate existence, keep its properties and the Collateral in good repair and maintain adequate insurance against fire and other such risks as is customary in the trade or as required by law. Proof of such insurance must be provided to Agent on the Closing Date and from time to time, as reasonably requested by Agent.

               (B) Promptly pay and cause each Guarantor to pay all taxes, unless contested in good faith, as well as all lawful claims for labor, materials and supplies which, if not paid, might become a lien or charge on its properties.
               (C)  Furnish to Agent (in five duplicates):

               (1) Within one hundred (100) days after the end of each fiscal year, a true copy of a duly completed Form 10-K as required by the Securities Exchange Act of 1934, as amended.

               (2) Within forty-five (45) days after the end of each fiscal quarter, a true copy of a duly completed Form 10-Q as required by the Securities Exchange Act of 1934, as amended.

               (3) Within forty-five (45) days from the end of each fiscal quarter, a consolidating profit and loss statement (income statement) for Borrower prepared by its management and certified by an officer of Borrower, as follows: "We certify that these financial statements are true and correct and subject to year-end audit adjustments."

               (4) On an annual basis, individual balance sheets and profit and loss statements (income statements) for the Borrower and each of the Guarantors;

               (5) Within thirty (30) days after the end of each fiscal quarter, a certificate from Borrower stating that no Event of Default under this Agreement has occurred and that all covenants are met, with the actual covenant position listed as of the quarter's close. Said certificate will be issued by the Chief Executive Officer, the Chief Financial Officer or the Chief Operating Officer of the Borrower; and

               (6) On an annual basis, Financial Statements and supplemental consolidating information and independent auditor's report of Borrower and each of the Guarantors.

          (D) Upon request, furnish to Agent copies (in five duplicates) of all information furnished by Borrower or any Guarantor to the shareholders of Borrower or of any Guarantor, or to any governmental authority or general press release within 24 hours of release.

          (E) Furnish to Agent, within seven (7) business days, reports (in five duplicates) of any new contract of Borrower or any Guarantor in a state or territory of the United States or province of Canada, where the security interest in such contract rights has not been perfected in favor of Lenders. Within forty five (45) days of the commencement of such contract(s), Borrower is to provide the Lenders with an inventory list of all titled and non-titled equipment transferred into such state territory or province. Should Borrower or any Guarantor contemplate entering into a contract outside the United States, its territories or Canada, Borrower must seek Lenders' prior written approval before any assets of the Borrower or any Guarantor are removed from such jurisdictions.

          (F) Furnish to Agent such other information (in five duplicates) with regard to the operations and affairs of Borrower or any Guarantor as Agent may reasonably request.

          (G) At Agent's request, make available for inspection by duly authorized representatives of the Lenders any of its books and records, any of the books and records of any Guarantor, any of the Collateral, and any information regarding its business affairs and financial condition or that of any Guarantor, within a reasonable time after written request therefor.

          (H) Collect its Accounts and sell its services and permit the Guarantors to sell their respective accounts or services only in the ordinary course of business.

          (I) Give immediate notice to Agent of: (1) any litigation or proceeding in which it or any Guarantor is a party if an adverse decision therein would require it or any Guarantor to pay over more than US $250,000.00, or deliver assets the aggregate value of which exceeds such sum (whether or not the claim is considered to be covered by insurance); and
(2) the institution of any other suit or proceeding involving it or any Guarantor that might materially and adversely affect its operations, financial condition, property or business or that of any Guarantor.

          (J) Pay when due or, with respect to any Guarantor, cause to be paid when due (or within applicable grace periods) all Indebtedness owed to third persons, except when the amount thereof is being contested in good faith by appropriate proceedings, and adequate reserves therefor being set aside on the appropriate books of the Borrower or Guarantor. If the Borrower or any Guarantor defaults in the payment of any principal (or installment thereof) of, or interest on, any such indebtedness, the Lenders shall have the right in their discretion, to pay such interest or principal for the account of such Borrower or Guarantor and be reimbursed, on demand, by the Borrower.

          (K) Notify the Lenders immediately if it becomes aware of the occurrence of any Event of Default, or of any fact, condition or event that, only with the giving of notice or passage of time or both, could become an Event of Default.

          (L) Notify Agent thirty (30) days in advance of any change in its or any Guarantor's address, or in the location of its principal place of business.

          (M) Maintain a Debt to Net Worth Ratio of not more than 2.25:1. Said ratio is to be calculated by dividing the Borrower's liabilities by Borrower's Tangible Net Worth. "Tangible Net Worth" shall mean the Borrower's shareholders' equity less the Borrower's intangible assets, net of accumulated amortization.

          (N) Maintain a Quick Ratio of not less than .75:1 and a current ratio of not less than 1.4:1. The Quick Ratio shall be calculated by dividing the sum of the Borrower's cash and net receivables by the Borrower's current liabilities. The current ratio shall be calculated by dividing the Borrower's current assets by the Borrower's current liabilities.

          (O) Limit cash dividends to fifty per cent (50%) of each fiscal year's after-tax profit. Such dividends shall only be paid after the close of the corresponding fiscal year. Stock dividends shall not be restricted.

          (P) Achieve Net Profits for the current fiscal year of not less than Six Million US Dollars ($6,000,000.00) and thereafter, achieve net profits of not less than Six Million US Dollars ($6,000,000.00) for each subsequent fiscal year.

          (R) Hold Harmless. Except as otherwise provided herein, agree to indemnify and hold Lenders and their successors and assigns absolutely harmless from and against all costs, expenses, liabilities, loss, damage or obligations incurred by or imposed upon or alleged to be due by Lenders or their successors and assigns arising out of or resulting from (i) the terms or conditions of this Agreement or any other instrument executed in connection with the Loans, and (ii) Borrower's, Guarantors' or Lenders' performance of any and all such terms and conditions. Without intending to limit the remedies available to Lenders with respect to the enforcement of their indemnification rights as stated herein or as stated in any security document, in the event any claim or demand is made or any other fact comes to the attention of Lenders in connection with, relating or pertaining to, or arising out of the transactions contemplated by this Agreement, which Lenders believe might in any manner result in the liability of Lenders, Borrower and Guarantors shall, immediately upon receipt of written notification of any such claim or demand, assume in full the personal responsibility for and the defense of any such claim or demand and pay in connection therewith any loss damage, deficiency, liability or obligation, including without limitation, legal fees and court costs incurred in connection therewith prior to the institution of legal proceedings, at all trial levels and levels of appeal. In the event of court action in connection with any such claim or demand, the Borrower and the Guarantors shall assume in full the responsibility for the defense of any such action and shall immediately satisfy and discharge any final decree or judgment rendered therein. The Lenders may, at their sole discretion, make any payments sustained or incurred by reason of the foregoing, and the Borrower and the Guarantors shall immediately repay to Lenders in cash the amount of such payment, with interest thereon at the maximum lawful rate form the date of such payment. The Lenders shall have the right to join the Borrower and/or any Guarantor as a party defendant in any legal action brought against them, and the Borrower and each Guarantor hereby consents to the entry of any order making it a party defendant to any such action. The indemnification and hold harmless obligations arising pursuant to this paragraph, however, shall not apply to any costs, expenses, liabilities, losses, damages or obligations asserted by Borrower or any Guarantor or an of the Lenders and incurred by, imposed upon or alleged to be due by any Lender as a result of any Lender's breach of its contractual duties and obligations created hereunder or under any other instrument executed in connection with the Loans and owed to Borrower and/or any other Lender, as the case may be or due to any Lender's gross negligence or any Lender's willful misconduct.

     (S) Compliance with Laws. Duly observe, conform and comply with all laws, decisions, judgments, rules, regulations and orders of all governmental authorities relative to the conduct of its businesses, its properties, and Collateral, except those being contested in good faith by appropriate proceedings diligently pursued; and obtain, maintain and keep in full force and effect all governmental licenses, authorizations and permits necessary to the proper conduct of its businesses.


     6.02  Negative Covenants.

Borrower shall not, nor shall it permit any Guarantor directly or indirectly, to:
          (A) Incur, create, assume or permit to exist any Indebtedness for borrowed money, or an account of deposit, advance or progress payments under contracts, or evidenced by notes, bonds, debentures or similar obligations except for:

               (1)  those contemplated by this Agreement;

               (2) those, up to Two Million US Dollars ($2,000,000.00), for the specific purpose of amortizing capital;

               (3) those, up to Twelve Million US Dollars ($12,000,000.00) per year, for the specific purpose of amortizing operating leases.; and

               (4) those contracts which require that the Borrower perform the work under a performance bond or provide a bid bond in order to bid for a project.

          (B) Incur, create or permit to exist any mortgage, pledge, lien, charge or other encumbrance on any of its assets other than:

               (1) Deposits under social security laws, or to secure the performance of bids, tenders, contracts, or leases, statutory obligations and surety or appeal bonds;

               (2) Liens imposed by law arising in the ordinary course of business and liens arising out of a judgment award not exceeding $100,000 when an appeal is in process, except where an insurance company, reasonably acceptable to Lenders, acknowledges coverage in writing to Lenders; and

               (3) Liens represented by capital leases referred to in subsection 6.02 (A) in existence as of the Closing Date

               (4)  Permitted Liens.

          (C) Guarantee or otherwise in any way become or be responsible for Indebtedness or obligations of any other person, except for the endorsement of negotiable instruments for collection by Borrower or any of its subsidiaries in the ordinary course of business.

          (D) Sell, lease, transfer or otherwise dispose of all of or a substantial part of its properties or assets, or consolidate with or merge into any other corporation or allow any other corporation to merge with it or acquire all or substantially all of the property or assets of any other person. Sales of assets in the normal course of Borrower's or Guarantor's business shall be permitted. If any transfer of assets among Borrower and Guarantors, not in the normal course of business, is contemplated, the Lenders must give prior written approval of same.

          (E) Make any investment in, or purchase any stock or other securities or evidence of indebtedness of any person, except that Borrower or any Guarantor may purchase U.S. government obligations maturing within one year and time deposit or similar investments from Lenders or nationally known United States National Banks.

          (F) Sell, discount or otherwise dispose of notes, accounts receivable or other obligations owing to the Borrower or any Guarantor, with or without recourse, other than for the purpose of collection in the ordinary course of business.

          (G) Change its name, enter into any merger, consolidation, reorganization or recapitalization, reclassify or permit the transfer of its capital stock.

          (H) Prepay any Indebtedness, including Indebtedness for borrowed money and Indebtedness secured by any of its assets (except the Obligations), or enter into or modify any agreement as a result of which the terms of payment of any of the foregoing Indebtedness are waived or modified, provided, however, that Borrower and Guarantors, as a group, shall be permitted to prepay Indebtedness existing as of April 30, 1998, up to a total aggregate amount not to exceed $12,100,000.

          (I) Furnish the Lenders any certificate or other document that will contain any untrue statement of material fact or that will omit to state a material fact necessary to make in not misleading in light of the circumstances under which it was furnished.

          (J) Permit any material adverse change that, within the reasonable judgment of Lenders, makes the continuation of the Facility no longer financially feasible, provided, however, that Lenders have provided written notice to Borrower of their judgment that such a material adverse change has occurred and Borrower, within thirty (30) days of such notice fails to cure the material adverse change to Lenders' reasonable satisfaction.

                          VII. DEFAULT

     7.01 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default hereunder:

          (A) Borrower or any Guarantor shall fail to pay, within ten (10) days of the date when due, any installment of principal or interest, or, when due, any other amount, payable hereunder or under any other Obligation due from such Borrower or Guarantor to Lenders.

          (B) Borrower or any Guarantor shall fail to observe or perform any obligation or affirmative covenant required of it hereunder, or under any of the Collateral Documents.

          (C) Borrower or any Guarantor shall breach any negative covenant hereunder, or under any of the Collateral Documents.

          (D) Borrower or any Guarantor shall fail to pay any material Indebtedness due any third person, and such failure shall continue beyond any applicable grace period, or the Borrower shall allow any other event of default under any material agreement binding the Borrower.

          (E) Any financial statement, representation, warranty or certificate made or furnished by Borrower or any Guarantor to the Lenders in connection with this Agreement, or as inducement to the Lenders to enter into this Agreement, or in any separate statement or document to be delivered hereunder to the Lenders, shall be materially false, incorrect or incomplete when made.

          (F) Borrower or any Guarantor shall admit its inability to pay its debts as they mature, or make an assignment thereof for the benefit of its creditors.

          (G) Proceedings in bankruptcy, or for reorganization of Borrower, or any Guarantor or for the readjustment of any its debts, under the U.S. Bankruptcy Act, as amended, or any part thereof, or under any other laws for the relief of debtors, now or hereafter existing, shall be commenced by or against the Borrower or any Guarantor and shall not be discharged within thirty (30) days of commencement.

          (H) A receiver or trustee shall be appointed for Borrower or any Guarantor or for any substantial part of its assets, or any proceedings shall be instituted for the dissolution or the full or partial liquidation of Borrower or any Guarantor, and such receiver or trustee shall not be discharged within thirty (30) days of his/her appointment, or such proceedings shall not be discharged within thirty (30) days of commencement.

          (I) Borrower or any Guarantor shall discontinue business or materially change the nature of its business.

          (J) Borrower or any Guarantor shall suffer final judgments for payment of money aggregating in excess of $100,000 and shall not discharge the same within a period of thirty (30) days, unless, pending further proceedings, execution has not been commenced or has been stayed.

          (K) A judgment creditor of Borrower shall obtain possession of any of the Collateral by any means, including but without limitation, levy, distraint, replevin or self-help.

      7.02 Acceleration. Immediately and without notice upon the occurrence of any Event of Default specified in the foregoing Paragraphs, all Obligations of Borrower to Lenders, whether hereunder or otherwise, shall, at the option of Lenders, immediately become due and payable without further action of any kind.

      7.03 Remedies. After any acceleration, as provided for in Paragraph 7.02, the Lenders shall have, in addition to the rights and remedies given it by this Agreement, the Notes and the collateral Documents, all those allowed by all applicable laws including, but without limitation, the Uniform Commercial Code or similar law as enacted in any jurisdiction in which any Collateral may be located. Without limiting the generality of the foregoing, the Lenders may immediately, without demand of performance and without other notice (except as specifically required by this Agreement or the Collateral Documents) or demand whatsoever to Borrower or any Guarantor, all of which are hereby expressly waived, to the extent permitted by applicable law, by Borrower, and without advertisement, sell at public or private sale or otherwise realize upon, the whole or, from time to time, any part of the Collateral, or any interest which Borrower or any Guarantor may have therein. After deducting from the proceeds of sale or other disposition of the Collateral all expenses (including all reasonable expenses for legal services), the Lenders shall apply such proceeds toward the satisfaction of the Borrower's Obligations under this Agreement. Any remainder of the proceeds after satisfaction in full of the Obligations shall be distributed as required by applicable laws. Notice of any sale or other disposition shall be given to the Borrower at least five (5) days before the time of any intended public sale or of the time after which any intended private sale or other disposition of the Collateral is to be made, which the Borrower hereby agrees shall be reasonable notice of such sale or other disposition. The Borrower agrees to assemble and deliver, at its own expense, the Collateral at such place or places as the Lenders shall designate. At any such sale or other disposition, the Lenders may, to the extent permissible under applicable laws, purchase the whole or any part of the Collateral, free from any right of redemption on the part of the Borrower or any Guarantor.


                   VIII. FUNDING AND PAYMENTS

     8.01 Advances. Amounts to be advanced by the Lenders to the Borrower under this Agreement shall be made available by Agent to Borrower in accordance with the provisions of Paragraph 2.07 or, with respect to payments under the "A" Line of Credit, will be funded or reimbursed to Agent in accordance with the provisions of Paragraph 2.01(G). The Borrower shall be deemed to have borrowed the relevant amount when such advances are made by the Agent.

     8.02 Payments by Borrower. All payments by the Borrower under this Agreement shall be made to the Lenders not later than 10:30 a.m. Miami time on the relevant due date in immediately available funds, to such accounts as such Lender shall have previously notified to the Borrower.

     8.03 Banking Days. If any sum would otherwise become due for payment hereunder on a non-Banking Day that sum shall become due on the next following Banking Day, except that if any repayment would then become due in another calendar month such repayment shall become due on the immediately preceding Banking Day. Interest shall be adjusted accordingly.

     8.04 Evidence of Debt. The Lenders shall each maintain on its books, in accordance with its usual practice, a set of accounts recording the amounts from time to time owing by the Borrower hereunder. In any legal proceeding and otherwise for the purposes of this Agreement the entries made in such accounts shall, in the absence of manifest error, be conclusive and binding on the Borrower as to the existence and amounts of the obligations of the Borrower recorded therein.

     8.05 Certificate Conclusive and Binding. Where any provision of this Agreement provides that Lenders may certify or determine an amount or rate payable by the Borrower, a certificate by Lenders as to such amount or rate shall be conclusive and binding on the Borrower in the absence of manifest error.

                 IX. THE LENDERS AND THE AGENT

     9.01 Appointment. Each Lender hereby irrevocably appoints the Agent to act as its agent for the purposes set out in this Agreement and irrevocably authorizes the Agent to take such action on its behalf and to exercise and enforce such rights, powers and discretions as are expressly or by implication delegated to the Agent by the terms hereof and such rights, powers and discretions as are reasonably incidental thereto.

     9.02 Nature of Duties. In respect of its duties and functions hereunder the Agent shall be considered to be acting solely as an agent of the Lenders in an administrative capacity only and shall not be deemed to be a trustee of any Lender or an agent or trustee of the Borrower for any purpose. The Agent shall have no duties or obligations except those provided for in this Agreement.

      9.03 No Liability to Borrower. The Agent shall have no liability or obligation to the Borrower as a result of any failure or delay by any Lender or any other party in performing its respective obligations under this Agreement, provided, however, that nothing in this paragraph shall be construed to relieve Agent of its liabilities and obligations to the Borrower as provided in this Agreement and/or any other instrument executed in connection with the Loans.

     9.04 Liability. Neither Agent nor any of its directors, officers, employees or agents shall be liable for any action taken or omitted to be taken in connection with this Agreement, provided, however, that nothing in this paragraph shall be construed to relieve Agent of its liabilities for
(A) the breach of any of its duties and obligations created hereunder or pursuant to any instrument executed in connection with the Loans, and/or (B) resulting directly from its gross negligence or willful misconduct.


          X. INDEMNITIES, SET-OFF AND PRO RATA SHARING

     10.01. Participations. The Agent shall promptly notify each of the Lenders of each Request for Advance and Request for Standby. Subject to the provisions of this Agreement, each Lender shall make available its Participation in the relevant Loan or Standby Letter of Credit in accordance with Paragraphs 2.01, 2.07, 2.08 and 8.01.

     10.02 General Indemnity. The Borrower and each Guarantor shall indemnify Agent and each Lender against all losses, liabilities, damages, costs and expenses which Agent or such Lender may incur as a consequence of any Event of Default or any other breach by the Borrower or any Guarantor of any of their obligations under this Agreement or otherwise in connection with this Agreement, including any loss or expense incurred in liquidating or redeploying funds acquired to maintain such Lender's Participation in any Loans or arranged for the purpose of a proposed Loan as the case may be) and any interest or fees incurred in funding any unpaid sum.

     10.03 Set-Off. If an Event of Default has occurred, each Lender shall have the right, without notice to the Borrower or any other person, to set off and apply any credit balance on any account (whether subject to notice or not and whether matured or not and in whatever currency) of the Borrower or of any Guarantor with such Lender, and any other indebtedness owing by such Lender to the Borrower or such Guarantor, against the liabilities of the Borrower or such Guarantor under this Agreement. Each Lender shall forthwith notify each other Lender of any exercise of its rights under this Clause.
This Clause shall not affect any general or banker's lien, right of set-off or other right to which any Lender may be entitled.

     10.04 Pro Rata Sharing. If at any time any Lender receives any amount in respect of sums due from the Borrower under this Agreement whether by way of voluntary or involuntary payment, set-off or otherwise, it will promptly pay the amount so received to the other Lenders pro rata in accordance with their respective Participations in such amount. Such Lender shall treat such amount as if it were a payment by the Borrower directly to all Lenders on account of sums due from the Borrower hereunder so that, as between the Borrower and the Lender which originally received the amount, the amount shall be treated as not having been paid and such Lender shall retain all its rights against the Borrower or otherwise in respect of such amount (except to the extent of any sum retained by it as its pro rata share). Notwithstanding the foregoing provisions of this paragraph:

          (A) a Lender shall not be required to share any amount which it has received as a result of any legal proceedings commenced in order to recover sums owing to it under this Agreement with any other Lender which has a legal right to but does not join in such legal proceedings after having been given reasonable opportunity so to do and which does not commence and diligently pursue separate legal proceedings for that purpose; and

          (B) if any Lender is required to repay to the Borrower any part of an amount originally received by it and shared pursuant to this Clause, the other Lenders shall make funds available on a pro rata basis to reimburse such Lender for the amount required to be repaid (less the appropriate portion of any sum retained by such Lender in respect of such amount).


                       XI. MISCELLANEOUS

     11.01 Construction. The provisions of this Agreement shall be in addition to those of any guaranty, pledge or security agreement, note or other evidence of liability held by any of the Lenders, all of which shall be construed as complementary to each other. Nothing herein contained shall prevent the Lenders from enforcing any or all other notes, guarantees, pledges or security agreements in accordance with their respective terms.

     11.02 Further Assurance. From time to time, the Borrower will execute and deliver to the Lenders such additional documents and will provide such additional information as the Lenders may reasonably require to carry out the terms of this Agreement and be informed of the status and affairs of the Borrower.

     11.03 Enforcement and Waiver by the Lenders. The Lenders shall have the right at all times to enforce the provisions of this Agreement and the Collateral Documents in strict accordance with the terms hereof and thereof, notwithstanding any conduct or custom on the part of the Lenders in refraining from so doing at any time or times. The failure of the Lenders at any time or times to enforce their respective rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of this Agreement or as having in any way or manner modified or waived the same. All rights and remedies of the Lenders are cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

     11.04 Agency Fee and Expenses of the Lenders. The Borrower shall pay Agent, for its own account, an Agency Fee of EIGHTY FIVE THOUSAND US Dollars ($85,000.00) per annum, at Closing and, in advance, on each anniversary of the Closing thereafter until this Agreement is terminated and all Obligations hereafter have been satisfied in full. In addition, Borrower will, on demand, reimburse Agent and the Lenders for all expenses, including the reasonable fees and expenses of legal counsel for the Lenders, incurred by the Lenders in connection with the preparation, administration, amendment, modification, or enforcement of this Agreement and the Collateral Documents and the collection or attempted collection of the Notes.

     11.05 Notices. Any notices, reports, requests, consents or other communications required or permitted by this Agreement shall be in writing and shall be deemed delivered if delivered in person or if sent by certified mail, postage prepaid, return receipt requested, or telegraph, as follows, unless such address is changed by written notice hereunder:

(A)  If to Borrower:

                    DYCOM INDUSTRIES, INC.
                    Suite 600
                    4440 PGA Blvd
                    Palm Beach Gardens, FL  33410

                    Attention:  Thomas R. Pledger,
                               Chairman and Chief Executive Officer

               With Copy to:

                    Shearman & Sterling
                    599 Lexington Avenue
                    New York, New York 10022-6069
                    Telephone number    (212) 848-4000
                    Fax number          (212) 848-7179

                    Attention: Mark Kessel, Esq.

               (B)  If to the Lenders, in care of Agent:

                    Dresdner Bank Lateinamerika
                    Aktiengesellschaft, Miami Agency
                    P.O. Box 01-6039
                    801 Brickell Avenue
                    Miami, FL 33131

                    Attention: Carmen Alvarez, First Vice-President. and
                    Attention: Theodore R. Walters, Esq., Vice-President and General Counsel


               With Copy to:

                    Baker & McKenzie
                    Barnett Tower Suite 1600
                    701 Brickell Avenue
                    Miami, FL 33131-2827

                    Attention: Charles Lea Hume, Esq.
                    Attention: J. Mario Fontes. Jr., Esq.


     11.06 Waiver and Release by Borrower. To the maximum extent permitted by applicable laws, Borrower:

          (A)  Waives:

               (1) protest of all commercial paper at any time held by the Lenders on which the Borrower is in any way liable; and

               (2) notice and opportunity to be heard, after acceleration in the manner provided in Paragraph 7.02, before exercise by the Lenders of the remedies of self-help, set-off, or of other summary procedures permitted by any applicable laws or by any agreement with Borrower, and, except where required by this Agreement or by any applicable laws, notice of any other action taken by the Lenders; and

          (B) Releases the Lenders and their respective officers, attorneys, agents and employees from all claims for loss or damage caused by any act or omission on the part of any of them, provided, however, that nothing in this paragraph shall be construed in any fashion, as a release of Lenders and their respective officers, attorneys, agents and employees from (1) their contractual obligations created hereunder and/or pursuant to any other instrument executed in connection with the Loans, and/or (2) resulting directly from its gross negligence or willful misconduct.

     11.07 Participation. Notwithstanding any other provision of this Agreement, Borrower understands that each of the Lenders may at any time enter into participation agreements with one or more participating banks or other financial institutions whereby each of the Lenders will allocate certain percentages of its commitment under this Agreement. Borrower acknowledges that, for the convenience of all parties, this Agreement is being entered into with the Lenders only and that its obligations under this Agreement are undertaken for the benefit of, and as an inducement to, any such participating bank and other financial institutions as well as the Lenders, and Borrower hereby grants to each participating bank and other financial institutions, to the extent of its participation in the Loan, the right to set off deposit accounts maintained by Borrower with such bank or other financial institutions.

     11.08 Applicable Law. The laws of the State of Florida, excluding its choice-of-law rules, shall govern the validity, construction and interpretation of this Agreement, and the rights and remedies of the parties hereto.

     11.09 Binding Effect. Assignment and Entire Agreement. This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of the parties hereto. Borrower shall not have the right to assign any of its rights or obligations hereunder without the prior written consent of the Lenders. This Agreement, and the documents executed and delivered pursuant hereto, constitute the entire Agreement between the parties, and may be amended only by a writing signed on behalf of each party.

     11.10 Superseding Effect of Loan Agreement. The terms and conditions of that certain Loan Commitment Letter dated March 9, 1998, from Agent to Borrower, shall survive the Closing this Agreement, provided, however, that this Agreement shall take precedence over and supersede any conflicting terms or provisions contained in that Loan Commitment Letter.

     11.11 Severability. If any provision of this Agreement shall be held invalid under any applicable laws, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

     11.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

     11.13 Seal This Agreement is intended to take effect as an instrument under seal.

     11.14 Communications. Except as otherwise provided in this Agreement, all communications between the Lenders and the Borrower in relation to this Agreement shall be made through Agent provided, however, that any requests, certificates, statements, reports or similar items required to be provided by Borrower to Lenders shall be provided to each and every Lender.

     11.15 Joinder by Guarantors. Guarantors join in the execution of this Agreement to express their assent to the terms hereof and acknowledge that, except for the execution and delivery of the Guarantees, the Facility would not be offered by Lenders and that sufficient consideration exists for each Guarantor to give its Guaranty to Lenders.

     11.16 Waiver of Jury Trial. LENDERS, AND THE UNDERSIGNED BORROWER AND GUARANTORS, HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY
WAIVE THE RIGHT ANY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY
LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION
WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE
EXECUTED IN CONNECTION HEREWITH, OR IN RESPECT OF ANY COURSE OF
CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN)
OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDERS TO ENTER INTO THIS AGREEMENT.

           IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                    AGENT / LENDER:

                    DRESDNER BANK LATEINAMERIKA
                    AKTIENGESELLSCHAFT, Miami Agency
                    an International Bank Agency licensed by the State of Florida



                    By:  /s/ Carmen Alvarez


                    LENDERS:

                    BANK LEUMI USA
                    an New York Banking Corporation



                    By:  /s/ Paul Tine, VP



                    By:  /s/ Richard Silverstein, VP


                    REPUBLIC NATIONAL BANK OF MIAMI, N.A.,
                    a National Banking Association



                    By:  /s/ Carmen Alvarez
                              Attorney in Fact

                    SUNTRUST BANK SOUTH FLORIDA, N.A.,
                    a National Banking Association



                    By:  /s/ Janet P. Sammons

                    ISRAEL DISCOUNT BANK LIMITED, Miami Agency an International Bank Agency licensed by the State of Florida



                    By:  /s/ Barry Shivak, VP




                    By:  /s/ Theodore D. Itzkowitz
                         U.S. Resident Secretary


                    BORROWER:

                    DYCOM INDUSTRIES, INC.
                    A Florida corporation



                    By:  /s/ Thomas R. Pledger
                         Thomas R. Pledger,
                         Chairman and Chief Executive Officer

                    JOINDER BY GUARANTORS:

                    ANSCO & ASSOCIATES, INC.
                    A Florida Corporation



                    By:  /s/ Thomas R. Pledger
                         Thomas R. Pledger, Vice-President

                    IVY H. SMITH COMPANY
                    A  Florida Corporation



                    By:  /s/ Thomas R. Pledger
                         Thomas R. Pledger, Vice-President

                    KOHLER CONSTRUCTION COMPANY, INC.
                    A Florida Corporation



                    By:  /s/ Thomas R. Pledger
                         Thomas R. Pledger, Vice-President

                    SOUTHEASTERN ELECTRIC CONSTRUCTION, INC.



                    By:  /s/ Thomas R. Pledger
                         Thomas R. Pledger, Vice-President

                    S.T.S. INC.
                    A Florida Corporation



                    By:  /s/ Thomas R. Pledger
                         Thomas R. Pledger, Vice-President

                    FIBER CABLE, INC.
                    A Delaware Corporation



                    By:  /s/ Thomas R. Pledger
                         Thomas R. Pledger, Vice-President

                    GLOBE COMMUNICATIONS, INC.
                    A North Carolina Corporation;



                    By:  /s/ Thomas R. Pledger
                         Thomas R. Pledger, Vice-President

                    STAR CONSTRUCTION, INC.
                    A Tennessee Corporation



                    By:  /s/ Thomas R. Pledger
                         Thomas R. Pledger, Vice-President

                    TESINC, INC.
                    An Arizona Corporation



                    By:  /s/ Thomas R. Pledger
                         Thomas R. Pledger, Vice-President

                    COMMUNICATIONS CONSTRUCTION GROUP, INC.
                    A Pennsylvania Corporation



                    By:  /s/ Thomas R. Pledger
                         Thomas R. Pledger, Vice-President

                    INSTALLATION TECHNICIANS, INC.
                    A Missouri Corporation



                    By:  /s/ Thomas R. Pledger
                         Thomas R. Pledger, Vice-President

                    CABLECOM INC.
                    A Delaware Corporation



                    By:  /s/ Thomas R. Pledger
                         Thomas R. Pledger, Vice-President

            AMENDED AND RESTATED SECURITY AGREEMENT

     THIS AMENDED AND RESTATED SECURITY AGREEMENT, made this 29th day of April, 1998, by DYCOM INDUSTRIES, INC., a Florida corporation (hereinafter called the "Debtor") who, for valuable consideration, the receipt and sufficiency of which is, hereby, acknowledged, hereby grants to DRESDNER BANK LATEINAMERIKA AKTIENGESELLSCHAFT, Miami Agency, an international bank agency licensed by the State of Florida, BANK LEUMI USA, a New York Banking Corporation, REPUBLIC NATIONAL BANK OF MIAMI, N.A., a National Banking Association (collectively, the "Existing Secured Parties"), and SUNTRUST BANK SOUTH FLORIDA, N.A., a National Banking Association and ISRAEL DISCOUNT BANK LIMITED, Miami Agency, an International Bank Agency licensed by the State of Florida (collectively the "New Secured Parties") (the Existing Secured Parties and the New Secured Parties together, the "Secured Party"), and renews and/or amends, a lien upon and security interest in the property and any replacements thereof described in Exhibit "A" attached hereto and by this reference made a part hereof as well as all proceeds therefrom and insurance thereon (said property being hereinafter called the "Collateral").

     This Security Agreement is entered into to secure payment of and performance of any and all of Debtor's liabilities to the Secured Party (hereinafter the "Obligations"), and has been amended and restated to provide for the inclusion of the New Secured Parties as additional obligees and for the continuation, amendment and renewal of the Security Agreement between the Existing Secured Parties and Debtor dated as of April 28, 1997. Any documents including, but not limited to any notes, mortgages, security agreements, including this Amended and Restated Security Agreement, securing or evidencing the Obligations are hereinafter collectively called the "Loan Documents."

     Incident thereto, Debtor agrees with Secured Party as follows:

     1.  Debtor warrants and represents that:

          (a) Debtor is the lawful owner of such Collateral and has good right to pledge, sell, assign, co-sign, transfer and create a security interest in the same;

          (b) Debtor will, at Secured Party's request, defend the Collateral from all claims and demands of all persons;

          (c) All tangible Collateral is to be kept at the business to be maintained at Debtor's principal place of business, and will not be removed therefrom, except in the ordinary course of business, without the prior written consent of Secured Party, provided, however, that it may move tangible Collateral to a location of an affiliate with respect to which Secured Party also has a perfected security interest in like Collateral; and

          (d) Debtor will, at its own cost and expense, keep the Collateral in as good and substantial repair as the same is in at this date, or as the same exists when acquired, reasonable wear and tear excepted, making replacements when and where necessary and, in this connection,

Secured Party hereby agrees that it will give its written consent to the removal by Debtor of the same, or any part thereof, from the above described property if and to the extent that such removal is necessary or advisable so to do in connection with Debtor's fulfilling of its obligations under this subparagraph 1', as long as such Collateral is replaced by Collateral which is unencumbered and of equal value and if, in the opinion of Secured Party, the priority of its security interest therein will not be jeopardized.

          (e) The Collateral is not subject to any other liens except the first priority liens in favor of Secured Party set forth herein.

     2. Upon request and as instructed by Secured Party, Debtor agrees to comply with the requirements of all applicable state and federal laws in order to grant to Secured Party a valid lien upon, and a security interest in, the Collateral described herein, or which may be described in any amendment supplementary hereto.

     3. Debtor will pay, when due, all taxes, assessments, and other charges lawfully and validly levied or assessed upon the Collateral or any part thereof, and Debtor will pay any and all fees, costs and expenses, of whatever kind and nature, which Secured Party may incur in filing public notices, and the reasonable charges of any attorneys whom Secured Party may engage in preparing and filing such documents, making title examinations and rendering opinion letters, as well as expenses incurred by Secured Party, including reasonable attorney's fees, in protecting, maintaining, preserving, enforcing or foreclosing the security interest granted to Secured Party hereunder, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions or proceedings arising out of or relating to this transaction, promptly after Debtor shall have been notified by Secured Party of the amount of such fees, costs or expenses.

     4. Debtor agrees that Secured Party, or its agents, may enter upon Debtor's Property at any time, and from time to time, for the purpose of inspecting the Collateral, and any and all records pertaining thereto.
Debtor agrees to promptly notify Secured Party of any change in its mailing address or principal place of business, in order that a prompt refiling of any outstanding notices may be made, if necessary. Debtor shall also advise Secured Party, within thirty (30) days, of any new facts known to Debtor which, under the applicable provisions of law, would affect the priority of the security interest granted to Secured Party by this instrument.

     5. Debtor will have and maintain insurance at all times with respect to all Collateral in types, forms, amounts and in the manner as specified in the Loan Documents, such insurance to be payable to Secured Party. All policies of insurance shall provide for thirty (30) days written minimum cancellation notice to Secured Party and Debtor shall furnish Secured Party with certificates or other evidence satisfactory to Secured Party of compliance with the foregoing insurance provisions as set forth herein and in the Loan Documents.

     6. At its option, Secured Party may discharge taxes, liens or security interests or other encumbrances at any time levied or placed on the Collateral, may pay for insurance on the Collateral and may pay for the maintenance and preservation of the Collateral. All such sums, as well as costs, advanced by Secured Party pursuant to this Security Agreement shall be due immediately from Debtor to Secured Party, shall be secured hereby and shall bear interest at the highest Default Rate specified in any note or other agreement evidencing the Obligations and if no such instrument exists, then at the highest rate allowed by law, from the date of payment by Secured Party until the date of repayment by Debtor. Until default, Debtor may have possession of the Collateral and use it in any lawful manner not inconsistent with this Security Agreement and not inconsistent with any policy of insurance thereon.

     7. Debtor shall be in default under this Security Agreement upon the happening of any of the following events or conditions:

          (a) Default in the payment or performance of any Obligations, covenants or liabilities contained or referred to herein or if there should occur an event of default under any Loan Documents or any other obligation secured hereby; or

          (b) If any written warranty, representation or statement pertaining to Collateral set forth in this Agreement, made or furnished to Secured Party by Debtor, or by any other party or agency clearly authorized by Debtor to make such written warranty, representation or statement, proves to have been false in any material respect when made or furnished.

     8. (a) Upon the occurrence of any event of default, as described above, and at any time thereafter, Secured Party may declare all obligations secured hereby immediately due and payable, and shall have the remedies of a secured party under the Uniform Commercial Code as adopted in Florida. Secured Party may require Debtor to assemble and deliver the Collateral and make it available to Secured Party at a place to be designated by Secured Party which is reasonably convenient to both parties. Secured Party may peaceably, by its own means or with judicial assistance, enter Debtor's Property and Debtor will not resist or interfere with such action. Unless the Collateral is perishable or threatens to decline speedily in value or is a type customarily sold on a recognized market, Secured Party will give Debtor reasonable notice of the time and place of any public sale thereof, or of the time after which any private sale or any other intended disposition thereof is to be made. The requirements of reasonable notice shall be met if such notice is mailed, postage prepaid, to the address of Debtor shown at the beginning of this Security Agreement at least five (5) days before the time of the sale or disposition. Expenses of retaking, holding, preparing for sale, selling or the like shall include the Secured Party's reasonable attorney's fees and legal expenses.

          (b) In case of the exercise of any of the rights of Secured Party hereunder, all Collateral, and other property or security given to secure the indebtedness secured hereby, may be offered for sale for one total price, and the proceeds of such sale accounted for in one account without distinction between items of security or without assigning to them any proportion of the proceeds of such sale, Debtor insofar as it legally may so do hereby waiving the application of any doctrine of marshalling, or the Collateral, or such other property or security, may be offered for sale separately, and sales may be held from time to time, and all powers of Secured Party shall not be fully executed until all Collateral, and such other property or security, shall have been sold.

     9. No waiver by Secured Party of any default shall operate as a waiver of any other default or of the same default on a future occasion. All rights of Secured Party hereunder shall inure to the benefit of its successors and assigns; and all obligations of Debtor shall bind its successors and assigns. If there be more than one
Debtor, their obligations hereunder shall be joint and several.

     10. The covenants and agreements herein contained shall extend to, inure to the benefit of, and be binding upon, the respective successors, heirs, executors, administrators and assigns of the parties hereto, the same as if they were in every case named and expressed.

     11. Debtor covenants and agrees to execute such financing statements, security agreements or other instruments with respect to the Collateral as Secured Party may request, and hereby authorizes Secured Party to execute and file, at any time, such financing statements without Debtor's signature. Debtor agrees that Secured Party may file this Security Agreement in lieu of any such financing statement.

     THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AMENDED AND RESTATED SECURITY AGREEMENT AND ANY
AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER
VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE SECURED PARTY ENTERING INTO THIS AGREEMENT.

     IN WITNESS WHEREOF, Debtor has caused this instrument to be duly executed on its behalf as of the day and year first above written.


Signed, sealed and delivered
in the presence of:


     /s/ Theodore R. Walters                 DYCOM INDUSTIES, INC.
                                        A Florida Corporation


/s/ Carmen Alzarez                      By /s/ Thomas R. Pledger
                                        Thomas R. Pledger,
                                   Chairman and Chief Executive Officer

STATE OF  Texas     )
               :  SS.
COUNTY OF  Dallas   )

     The foregoing instrument was acknowledged before me this 29th day of April 1998, by Thomas R. Pledger, as Chairman and Chief Executive Officer of DYCOM INDUSTRIES, INC. A Florida Corporation, who produced the following as identification Florida driver's license and who did not take an oath.



                              /s/ Kimberly Kile
                              NOTARY PUBLIC, STATE OF TEXAS
My Commission Expires:
March 3, 2002



EXHIBIT "A"

                 Description of the Collateral



     All of the Debtor's right, title and interest in the following items of personal property, wherever located, whether now owned or hereafter acquired, together with all replacements and additions therefor and all cash and non-cash proceeds (including insurance proceeds) thereof:

          (A) All machinery, equipment, vehicles, vessels, aircraft, fixtures, appliances, furniture and other tangible assets, now owned or hereafter acquired and wherever located.

          (B) All inventory now owned or hereafter acquired and products and proceeds thereof.

          (C) All accounts, contract rights and accounts receivable, now or hereafter in existence and all proceeds thereof, and all returned or repossessed goods arising from or relating to any of the said accounts or rights.

          (D) All instruments, documents, chattel paper and general intangibles, now owned or hereafter acquired or arising.

          (E) All cash or non-cash proceeds of any of the foregoing, including insurance proceeds.

          (F) All ledger sheets, files, records, documents, and instruments (including but not limited to, computer programs, tapes and related electronic data processing software) evidencing an interest or relating to the above.

          (G) All substitutes and replacements for, accessions, attachments, and other additions to, and tools, parts, and equipment used in connection with any of the above.

     Together with all instruments, documents, chattel papers and general intangibles relating to or arising from the foregoing Collateral and all cash and non-cash proceeds and products thereof.

     THIS EXHIBIT "A" TO SECURITY AGREEMENT executed by Debtor this 29th day of April, 1998.

                                   DYCOM INDUSTRIES, INC.
                                   A Florida corporation



                                   By: /s/ Thomas R. Pledger
                                        Thomas R. Pledger,
                                   Chairman and Chief Executive Officer

            AMENDED AND RESTATED GUARANTY AGREEMENT

   This continuing, absolute and unconditional amended and restated guaranty given by the undersigned (the "Guarantor") to induce DRESDNER BANK LATEINAMERIKA AKTIENGESELLSCHAFT, Miami Agency, an International Bank Agency licensed by the State of Florida, BANK LEUMI USA, a New York Banking Corporation,
REPUBLIC NATIONAL BANK OF MIAMI, N.A., a National Banking Association, (collectively, the "Existing Lenders") and SUNTRUST BANK SOUTH FLORIDA, N.A., a National Banking Association ,and ISRAEL DISCOUNT BANK LIMITED, Miami
Agency, an International Bank Agency licensed by the State of Florida (collectively, the "New Lenders") (the Existing Lenders and the New Lenders together, the "Lenders") having a business address of P.O. Box 01-6039, 801 Brickell Avenue, Miami, FL 33131 to extend credit to or otherwise become or remain the creditor of DYCOM INDUSTRIES, INC., a Florida corporation, (the "Borrower");
   In consideration of the foregoing, the Guarantor does hereby agree with the Lenders as follows:
1. GENERAL.

      This Amended and Restated Guaranty Agreement provides for the inclusion of the New Lenders as additional obligees of Borrower, and represents the continuing, absolute and unconditional guaranty by the undersigned of all of Borrower's existing and new obligations to the Existing Lenders and to the New Lenders.

2. OBLIGATION OF GUARANTOR.

      The Guarantor absolutely and unconditionally guarantees to the Lenders, their successors and assigns (whether collateral assigns or otherwise), the prompt and full payment in United States currency and performance to the Lenders at the place of business of the Lenders set forth above or at such other place and to such other person as the Lenders may designate at maturity of any and every obligation, in connection with which either as maker, drawer, guarantor, endorser or otherwise, whether directly, indirectly or contingently, the Borrower is, either individually or jointly and severally with any other person or persons, nor or shall become at any time in the future liable to the Lenders, with interest thereon at the rate or rates provided in the obligations guaranteed hereby or at the maximum rate allowed from time to time by law in Florida, whichever is less, until payment in full has been received by Lenders, together with all attorneys' fees, costs and expenses of collection whether suit be brought or not, including costs, expenses and attorneys' fees on appeal if an appeal is taken from any suit, incurred by the Lenders, in connection with any matter covered by this Guaranty. The Guarantor also absolutely and unconditionally guarantees the full and timely performance of all duties and obligations whatsoever of the Borrower to Lenders, whether now existing or hereafter arising, and agrees in the event the Borrower fails to fully and timely perform any of said duties and obligations to fully and timely perform same.

3. TERM OF GUARANTY.

      The liability of the Guarantor hereunder shall continue until the earlier of (i) the 120th day after this Guaranty is marked "Cancelled" by the Lenders and returned to the Guarantor or, (ii) until the Lenders shall receive written notice, by registered mail signed by the Guarantor, cancelling this Guaranty, but such cancellation shall not affect in any way the continuing liability of the Guarantor on any transactions covered by this Guaranty up to the time of the actual receipt by the Lenders of such notice of cancellation, including any advance or other monies which may at any time thereafter be made by the Lenders to the Borrower pursuant to any agreement, promissory note or other instrument or document evidencing any indebtedness of the Borrower to the Lenders, entered into prior to the receipt by the Lenders of said notice by the Guarantor. Notwithstanding the receipt by the Lenders of any notice of cancellation hereunder, the Lenders may in their discretion amend, modify and renew in any way whatsoever any agreement, promissory note or other instrument or document evidencing any indebtedness of the Borrower to the Lenders and in existence at the time said notice of cancellation is received by the Lenders, all without affecting in any way whatsoever the continuing liability of the Guarantor hereunder, but the liability of the Guarantor solely in regard to the principal amount owed the Lenders shall not exceed the amount of principal owing to the Lenders at the time said notice of cancellation is received by the Lenders together with such additional amounts as may thereafter be advanced by the Lenders to or on behalf of the Borrower pursuant to any such agreement, promissory note or other instrument or document in existence at the time said notice is received by the Lenders. In the event said notice of cancellation is given, the liability of the Guarantor shall continue without limitation whatsoever for all amounts other than principal (which is limited under the preceding sentence) due the Lenders such as nterest, attorney's fees, costs, and other such amounts.

4. BANKRUPTCY OF BORROWER.

      Notwithstanding that the Guaranty may have been cancelled under paragraph 3, and/or returned to the Guarantor, to the extent the Borrower has made any payments to the Lenders within the one (1) year period following the date this Guaranty was so cancelled, and the Guarantor was obligated under this Guaranty for said payments, the liability of the Guarantor hereunder shall at all times continue for the amounts so paid by the Borrower to the Lenders. If, for any reason, (e.g. bankruptcy, or otherwise), the Lenders are not permitted to retain the payments so made by the Borrower during said one (1) year period, the Guarantor shall be liable under this Guaranty for the amount of such payments as if this Guaranty had never been cancelled and the Lenders shall be entitled to recover said amount so paid by the Borrower within said one (1) year period. Anything in this Guaranty to the contrary notwithstanding, if at any time this Guaranty is to be cancelled under the provisions of paragraph 3, the Lenders may retain this Guaranty for a period of one hundred twenty (120) days after the date said Guaranty is to be so cancelled and in the event no bankruptcy petition has been filed by or against the Borrower for the one (1) year period following the date the Guaranty is to be cancelled, then, in that event, the Guaranty shall be returned to the Guarantor. If, however, a bankruptcy petition has been filed by or against the Borrower during the one (1) year period, and the Borrower has made payments to the Lenders during the one (1) year period, this Guaranty shall not be cancelled and/or returned to the Guarantor unless and until a decision by a court of competent jurisdiction, or other agreement has been entered or reached, pursuant to which the Lenders shall be entitled to retain all such monies paid during the one (1) year period. If, as set forth above, the Lenders are obligated to return to the Borrower any monies so paid during the one (1) year period, this Guaranty shall not be cancelled (notwithstanding it being arked "Cancelled" and returned to the Guarantor) and the Guarantor shall continue to be liable to the Lenders for all monies paid during the one (1) year period. If the Lenders shall have marked this Guaranty "Cancelled" and/or returned this Guaranty to the Guarantor, and under the provisions of this paragraph 4 or paragraph 3, the Guarantor has continuing liability to the Lenders for certain amounts which the Lenders have or are obligated to return to the Borrower, then, in such case, the Lenders may enforce their rights under this Guaranty upon any copy of this Guaranty notwithstanding the fact that the original of this Guaranty may have been marked "Cancelled" and/or returned to the Guarantor.

5. CONSENT TO LENDERS' ACTS.

      The Guarantor consents, without affecting in any way the Guarantor's liability to the Lenders hereunder, that the Lenders may, without notice to or consent of the Guarantor and upon such terms as they may deem advisable and with or without consideration and after notice of cancellation is received by the Lenders under paragraph 3 hereof: (a) extend, in whole or in part, by renewal or otherwise, and as often as the Lenders may wish, the time of payment of any indebtedness owing by the Borrower, to the Lenders, or held by the Lenders as security for any such obligation; (b) release, surrender, exchange, modify, impair, or extend the period of duration, or the time for performance of payment, of any collateral securing any obligation of the Borrower to the Lenders; (c) settle or compromise any claim of the Lenders against the Borrower, or against any other person, firm or corporation, whose obligation is held by the Lenders as collateral security for any obligation of the Borrower to the Lenders; and
(d) release in whole or in part any person liable for the payment of any obligation of the Borrower to the Lenders including, but not limited to, any person liable as an endorser, guarantor or judgment debtor (if the Lenders obtain a judgment on any obligation of the Borrower) of said obligation and, in any event, any such release shall not affect the liability of the Guarantor for the entire amount of any and every obligation of the Borrower to the Lenders. Further, the Lenders shall not be under any obligation whatsoever to obtain or perfect or to maintain the perfection of any security interest or other lien on property to secure indebtedness of the Borrower to the Lenders and the Lenders shall have no obligation to, and shall not have any liability for failing to, obtain or perfect or to maintain the perfection of any security interest or lien on property to secure indebtedness of the Borrower. Any failure of the Lenders to obtain and perfect or to maintain the perfection of any security interest or lien shall no affect in any way whatsoever the obligation of the Guarantor to the Lenders under this Guaranty. The Guarantor hereby ratifies and confirms any such extension, renewal, release surrender, exchange, modification, impairment, settlement, or compromise, and all such actions shall binding upon the Guarantor who hereby waives all defenses, counterclaims, or offsets which the Guarantor might have by reason thereof.

6. WAIVERS BY GUARANTOR.

      The Guarantor waives: (a) notice of acceptance of this Guaranty by the Lenders; (b) notice of presentment, demand for payment, notice of dishonor or protest of any of the Borrower's obligations or the obligation of any person, firm, or corporation held by the Lenders as collateral security for the Borrower's obligation; (c) notice of the failure of any person, firm, or corporation to pay to the Lenders any indebtedness held by the Lenders as collateral security for any obligation of the Borrower; (d) failure of the Lenders to obtain and perfect or maintain the perfection or priority of any security interest or lien on property to secure any indebtedness of the Borrower; and (e) all defenses, offsets and counterclaims which the Guarantor may at any time have to any claim of the Lenders against the Borrower.

7. SUBROGATION.

      Nothing herein contained is intended or shall be construed to give to Guarantor any right of subrogation in or under any note, security document or any other loan document evidencing in any way or relating to any obligation of the Borrower to the Lenders which is or may be covered by this Guaranty, any right to participate in any way therein, or in the right, title and interest of the Lenders in or to any collateral covered by any loan or security documents relating to any such obligations notwithstanding any payments made by Guarantor under this Guaranty, all such rights of subrogation and participation being hereby expressly waived and released.

8. SUBORDINATION.

      In the event that for any reason whatsoever, the Borrower is now or hereafter becomes indebted to the Guarantor, the Guarantor agrees that the amount of such indebtedness and all interest thereon shall at all times be subordinate as to lien, time of payment and in all other respects to all obligations of the Borrower to the Lenders which are covered by this Guaranty, and that the Guarantor shall not be entitled to enforce or receive payment thereof until all sums then due and owing to the Lenders shall have been paid in full. If any payment shall have been made to the Guarantor by the Borrower on any said indebtedness during any time that there are obligations outstanding from the Borrower to the Lenders which are covered by this Guaranty, the Guarantor shall hold in trust all such payments for the benefit of the Lenders and shall make said payments to the Lenders to be credited and applied against obligations of the Borrower to the Lenders, whether matured or unmatured, in accordance with the discretion of the Lenders.


9. REPRESENTATIONS BY GUARANTOR.

      The Guarantor represents that, at the time of the execution and delivery of this Guaranty, nothing exists to impair the effectiveness of the liability of the Guarantor to the Lenders hereunder, or the immediate taking effect of this Guaranty as the sole agreement between the Guarantor and the Lenders with respect to guaranteeing the Borrower's obligation to the Lenders.

10. REMEDIES OF LENDERS.

      The Lenders may at its option proceed in the first instance against the Guarantor to collect any obligation covered by this Guaranty, without first proceeding against the Borrower for said obligation, or any other person, firm or corporation liable for said obligation, and without first resorting to any property at any time held by the Lenders as collateral security for said obligation and without any marshalling of assets whatsoever. The Guarantor hereby grants to the Lenders a lien on, and a security interest in, the deposit balances, funds, accounts, items, certificates of deposit, securities, other property and the moneys of the Guarantor now or hereafter in the possession or custody of any of the Lenders for any purpose (including property left in safekeeping or custody) or on deposit with any of the Lenders to secure, and as collateral for, the payment and performance of this Guaranty as well as of any other obligation or liability (present or future, absolute or contingent, due or not due) of Guarantor to any of the Lenders. Any such Lender may at any time and from time to time, without demand or notice, appropriate and set off against such deposit balances, funds, accounts, items, certificates of deposit, securities, other property and moneys and apply the same to the obligations of the Guarantor hereunder. Each of the Lenders shall further have any other rights provided by law or under any other document, all of which rights are cumulative.

11. CONSTRUCTION AND BENEFIT.

      This Guaranty is delivered and made in, and shall be construed pursuant to and governed by, the laws of the State of Florida, and is binding upon the Guarantor and its legal representatives and successors, and shall inure to the benefit of the Lenders, their respective successors and assigns.

12. MISCELLANEOUS.

      In the event it becomes necessary for the Lenders to exercise their rights under this Guaranty, whether suit be brought or not, the Guarantor shall be liable for all costs and attorneys' fees incurred by the Lenders, including costs and attorneys' fees incurred by the Lenders on appeal. To the extent the Guarantor is obligated to make any payments to the Lenders under this Guaranty, the Lenders may offset and retain in payment of said amounts any and all monies of the Guarantor in the possession of any of the Lenders at any time, including, but not limited to, any accounts of the Guarantor at any of the Lenders. In the further event the Lenders obtain a final judgment against the Guarantor upon this Guaranty, the judgment shall bear interest not at the judgment rate but at the highest rate permitted by applicable law from time to time in effect at the time of said judgment. Further, the Guarantor agrees that the proper venue for any action which may be brought under this Guaranty, in addition to any other venue permitted by law, shall be in the county in which is located the Lenders' business office as designated above or the office of an assignee of this Guaranty. The liability of the Guarantor hereunder, if more than one, shall be joint and several. The term "Lenders" shall be deemed to include the aforementioned Lenders and all their respective departments and any individual, partnership or corporation acting as their nominee or agent, and any of their respective corporate subsidiaries or affiliates, the stock of which is owned or controlled, directly or indirectly, by it or by any affiliate of any of the Lenders. The term "Borrower" shall include the individual or individuals, association, partnership, corporation or other entity named herein as Borrower and (a) any successor individual or individuals, association, partnership, corporation or other entity to which all or substantially all of the business or assets of said Borrower shall have been transferred, (b) in the case of a partnership Borrower, ny new partnership which shall have been created by reason of the admission of any new partner or partners therein and/or the dissolution of the existing partnership by the death, resignation or other withdrawal of any partner, and (c) in the case of a corporate Borrower, any other corporation into or with which said Borrower shall have been merged, consolidated, reorganized, purchased or absorbed.

13. FINANCIAL STATEMENTS.

      At the request of the Lenders, the Guarantor shall, from time to time, prepare and deliver to the Lenders a complete and current financial statement of the Guarantor setting forth all the assets and liabilities of the Guarantor (and to the extent any person other than the Guarantor has any interest in said assets or any person other than the Guarantor is jointly liable for any of said obligation, said matters shall be set forth in their entirety in the financial statements) all signed by the Guarantor under oath as being true and correct. To the extent any assets or liabilities set forth on said financial statement are owned by the Guarantor with his or her spouse or for which there is any such joint liability, all said assets shall be so specified and set forth.

14. COMPLETE AGREEMENT.

      The whole of this Guaranty is herein set forth and there is no verbal or other written agreement, and no understanding or custom affecting the terms hereof. This Guaranty can be modified only by a written instrument signed by the party to be charged therewith.

THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE
THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY
LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AMENDED AND RESTATED GUARANTY AGREEMENT AND ANY AGREEMENT
CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY
COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR
WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDERS ENTERING INTO THIS AGREEMENT.

IN WITNESS WHEREOF, The Guarantor has signed this agreement on the 29th day of April, 1998.


Signed, sealed and delivered
in the presence of:                               ANSCO & ASSOCIATES, INC.
                                        a Florida corporation
/s/ Theodore R. Walters
                  WITNESS

/s/ Carmen Alvarez                     By: /s/ Thomas R. Pledger
                  WITNESS                   Thomas R. Pledger, Vice-President

ADDRESS________________________         _______________________
STATE OF     Texas
COUNTY OF Dallas

The foregoing instrument was acknowledged before me by Thomas R. Pledger, as Vice-President of ANSCO & ASSOCIATES, INC., a Florida corporation, the 29th day of April, 1998.


                                       /s/ Kimberly Kile
(NOTARIAL SEAL)                        NOTARY PUBLIC
                                       My commission expires: March 3, 2002